EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For further information contact:
Media Contact: Dori Sera Bailey at 510/601-4241 or Kim Goeller-Johnson at 510/601-4211
Investor Contact: C. Scott Webster at 510/450-4545

DREYER’S ANNOUNCES SECOND QUARTER 2003 RESULTS
Results Not Directly Comparable Due To Dreyer’s Nestlé Transaction

(Oakland, CA, August 18, 2003) — Dreyer’s Grand Ice Cream Holdings, Inc. (DGICH or Dreyer’s Holdings) (NNM: DRYR) today announced results for the quarter ended June 28, 2003 that reflect the June 26, 2003 combination of Dreyer’s Grand Ice Cream, Inc. (DGIC) and Nestlé Ice Cream Company, LLC (NICC), Nestlé’s U.S. frozen dessert business (the Dreyer’s Nestlé Transaction). As a result of this combination, the new entity, DGICH, is the parent company of DGIC and NICC. The transaction was accounted for as a reverse acquisition under the purchase method of accounting, which deemed NICC to be the acquirer and DGIC to be the acquiree.

One condition to the consent agreement with the Federal Trade Commission (FTC) that permitted the closure of the Dreyer’s Nestlé Transaction was that DGICH divest certain brands and distribution assets to subsidiaries of CoolBrands International (TSX: COB.A) (CoolBrands). To meet this condition, DGIC entered into an Asset Purchase and Sale Agreement with subsidiaries of CoolBrands (the CoolBrands APA), which was amended on June 4, 2003. Consequently, certain accounting charges related to the CoolBrands divestiture are presented in the DGICH results for the period ended June 28, 2003. DGICH completed the divestiture on July 5, 2003.

Investors are urged to read the quarterly report on Form 10-Q filed with the Securities and Exchange Commission (SEC) for more details on specific figures in the financial statements.

Results Not Directly Comparable

Due to the reverse acquisition accounting for the Dreyer’s Nestlé Transaction, the operating results of DGICH presented for the second quarter and half year periods are not directly comparable with the results of either NICC or DGIC for the corresponding prior year periods.

DGICH changed its fiscal periods from NICC’s calendar year ending on December 31st to a 52-week or 53-week year ending on the last Saturday in December. As a result, the Consolidated Statement of Operations presents the results of DGICH for the second quarter and half year ended June 28, 2003 compared to the second quarter and half year results of NICC for the prior year second quarter and half year ended June 30, 2002.

The Consolidated Statement of Operations for the DGICH quarter and half year periods ended June 28, 2003 reflects the results of operations of NICC for the full quarter and half year periods plus the results of DGIC for the two days following the June 26, 2003 combination.

The Consolidated Statement of Operations for the second quarter and half year periods ended June 30, 2002 reflects the results of operations of stand-alone NICC for those periods. Accordingly, because the DGICH results for the quarter and half year periods ended June 28, 2003 include the addition of two days of DGIC operations, these results are not directly comparable with those presented for the prior year periods.

In subsequent periods, DGICH will continue to report quarterly and year-to-date figures for its operations reflecting the combination of NICC and DGIC compared to results of stand-alone NICC in the corresponding prior year periods.

Operating Results

Consolidated net sales for the quarter ended June 28, 2003 were $176,796,000, a decrease of 11 percent from net sales of $197,978,000 in the second quarter of 2002. The company reported a net loss available to common stockholders in the quarter of $(47,156,000), or $(.72) per diluted common share, compared to earnings of $3,385,000 or $.05 per diluted common share in the second quarter of 2002.

The decrease in net sales was primarily due to the discontinuation of certain novelty products, a decrease in sales to The Pillsbury Company, a wholly-owned subsidiary of General Mills, Inc. (NYSE: GIS), and lower levels of promotional spending in the quarter, compared with the second quarter in 2002. These decreases were somewhat offset by a shift in mix towards the company’s higher priced products during the quarter and the effect of two days of sales from DGIC operations.

The company’s gross profit decreased by $16,637,000 to $32,200,000, representing an 18 percent gross margin for the second quarter compared with a 25 percent gross margin in the same quarter of 2002. The decrease in gross profit was primarily due to a decline in sales and a provision for retail freezer cabinet retirements of $7,650,000, partially offset by lower dairy raw material costs in the quarter versus last year. Dairy raw material costs accounted for a $1,863,000 pre-tax benefit in the quarter versus last year, excluding the results of butter trading activities.

Selling, general and administrative expenses increased by $1,806,000 to $35,246,000 for the quarter and represented 20 percent of net sales, compared with $33,440,000, or 17 percent of net sales, in the same quarter of 2002. The increase in expenses from 2002 primarily reflects a $2,893,000 charge for certain expenses payable by DGICH related to the CoolBrands APA.

Interest expense decreased $201,000, or 32 percent, to $428,000 for the quarter from $629,000 for the same period last year, primarily due to lower interest rates.

Royalty expense decreased by $1,029,000, or 13 percent, to $7,193,000 for the quarter from $8,222,000 for the same period last year due to a decrease in sales of products marketed under brands licensed from affiliates of Nestlé S.A.

The company also incurred several other charges in the quarter related to the Dreyer’s Nestlé Transaction and the CoolBrands APA, including, among others, severance and retention-related costs of $38,324,000, in-process research and development expense of $11,495,000, and a charge of $8,715,000 for the impairment of certain distribution assets held for sale to CoolBrands.

Balance Sheet

The Consolidated Balance Sheet for DGICH dated June 28, 2003 reflects the balance sheet of NICC plus the net assets of DGIC based primarily on their fair values on June 26, 2003, the date of the Dreyer’s Nestlé Transaction. The Consolidated Balance Sheet for DGICH dated December 31, 2002 reflects the calendar year end balances of NICC.

Chairman’s Comments

T. Gary Rogers, Chairman of Dreyer’s Holdings, had the following comments on the company’s results for the second quarter: “The closing of our combination with Nestlé’s U.S. frozen dessert business marks a major milestone in our growth. Once we get past the complexities and one-time expenses of the merger, this transaction delivers great potential through the combination of many of the favorite ice cream brands in America with the industry’s pre-eminent distribution system.”

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Dreyer’s Holdings and its subsidiaries manufacture and distribute a full spectrum of ice cream and frozen dessert products. Brands of frozen dessert products currently manufactured and distributed by Dreyer’s Holdings in the United States include Grand, Grand Light®, Häagen-Dazs®, Nestlé® Drumstick®, Nestlé® Crunch®, Butterfinger®, Baby Ruth®, Toll House®, Carnation®, Push-Up®, Dole®, Homemade®, Fruit Bars, Starbucks®, M&M/Mars and Healthy Choice®. The company’s premium products are marketed under the Dreyer’s brand name throughout the western states and Texas, and under the Edy’s® name throughout the remainder of the United States. Internationally, the Dreyer’s brand extends to select markets in the Far East and the Edy’s brand to the Caribbean and South America. For more information on the company, please visit www.dreyersinc.com.

Edy’s, the Dreyer’s and Edy’s logo design, Grand Light, and Homemade, are all trademarks or trade names of Dreyer’s Grand Ice Cream, Inc. The Nestlé and Häagen-Dazs trademarks are licensed to Dreyer’s by Nestlé. All other trademarks and trade names are owned by their respective companies and licensed to Dreyer’s. © 2003 by Dreyer’s Grand Ice Cream Holdings, Inc. All rights reserved.

Forward-Looking Statements

Certain statements contained in this press release, the forthcoming conference call, simultaneous webcast and audio replay are forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties at the time such statements are made which may cause the company’s actual actions or results to differ materially from those contained in the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to, the following: the level of consumer spending for frozen dessert products; costs or difficulties related to the company’s recent merger transaction, including the integration of its operating companies, divestiture of assets and compliance with the FTC’s order; the company’s ability to achieve efficiencies in its manufacturing and distribution operations without negatively affecting sales; the cost of energy and gasoline used in manufacturing and distribution; the cost of dairy raw materials and other commodities used in the company’s products; the success of the company’s marketing and promotion programs and competitors’ responses; market conditions affecting the prices of the company’s products; and responsiveness of both the trade and consumers to the company’s new products and marketing and promotional programs; and the costs associated with any litigation proceedings.

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DREYER’S GRAND ICE CREAM HOLDINGS, INC.
SECOND QUARTER 2003
FINANCIAL RESULTS

Consolidated Statement of Operations
(In thousands, except per share amounts — unaudited)

	Quarter Ended		Half Year Ended

	June 28, 2003	June 30, 2002	June 28, 2003	June 30, 2002

Net sales	$176,796	$197,978	$291,593	$317,406

Operating costs and expenses:
Cost of goods sold	144,596	149,141	237,307	250,632
Selling, general and administrative	35,246	33,440	62,670	59,891
Interest, net of amounts capitalized	428	629	758	993
Royalty expense	7,193	8,222	12,132	12,925
Other (income) expense, net	(77)	896	(77)	998
In-process research & development	11,495		11,495
Severance & retention expense	38,324		40,824
Impairment of assets held for sale	8,715		8,715
Dreyer’s Nestlé Transaction expenses	139		139

	246,059	192,328	373,963	325,439

(Loss) income before income tax (benefit) provision	(69,263)	5,650	(82,370)	(8,033)
Income tax (benefit) provision	(23,348)	2,265	(27,182)	(2,674)

Net (loss) income	(45,915)	3,385	(55,188)	(5,359)
Accretion of Class A callable puttable common stock	1,241		1,241

Net (loss) income available to common stockholders	$(47,156)	$3,385	$(56,429)	$(5,539)

Weighted average common shares outstanding – diluted	65,132	64,564	64,850	64,564

Net income per common share — diluted	$(.72)	$.05	$(.87)	$(.08)

Dividends declared per common share	$.06		$.06

Condensed Consolidated Balance Sheet
(In thousands)

	June 28, 2003	Dec. 31, 2002

	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$5,907	$2,435
Receivables	217,907	56,397
Inventories	176,390	52,711
Income taxes refundable	6,979
Taxes receivable due from affiliates	23,793	16,943
Prepaid expenses and other	51,091	2,811
Deferred income taxes	37,694	7,890

Total current assets	519,761	139,187
Property, plant and equipment, net	405,826	211,248
Goodwill and other intangibles, net	2,410,023	381,740
Other assets	29,973	21,961

Total assets	$3,365,583	$754,136

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued liabilities	$276,758	$62,184
Current portion of long-term debt	2,143	73,142

Total current liabilities	278,901	135,326
Long-term debt, less current portion	274,286
Long-term stock option liability	372,095
Long-term benefit obligations	3,376	2,813
Deferred income taxes	191,280	7,332

Total liabilities	1,119,938	145,471
Class A callable puttable common stock	1,480,308
Stockholder’s equity	765,337	608,665

Total liabilities and stockholders’ equity	$3,365,583	$754,136

Conference Call

Dreyer’s Grand Ice Cream Holdings, Inc. (NNM: DRYR) will hold a conference call for analysts and investors on Tuesday, August 19, 2003, at 10:30 a.m. EDT (7:30 a.m. PDT) to discuss this news release. The call will be webcast in its entirety from the Investor Relations section of www.dreyersinc.com. A replay of the call will be available from the audio archives at the same website location and is incorporated by reference into this news release.